Exhibit (a)(1)(l)

M*Modal and One Equity Partners Announce Early Termination of HSR Waiting Period

Franklin, Tenn. and New York, New York – July 24, 2012 – M*Modal (MModal Inc. – NASDAQ/GS: MODL) and One Equity Partners (“OEP”), the private investment arm of JP Morgan Chase & Co., today announced that the Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to the previously announced proposed acquisition of all outstanding shares of common stock of M*Modal by Legend Acquisition Sub, Inc., a newly formed entity that is wholly owned by affiliates of OEP. Accordingly, the condition to the closing of the transactions previously disclosed with respect to the expiration or termination of the applicable waiting period under the HSR Act has been satisfied.

As previously disclosed, on July 17, 2012, Legend Acquisition Sub, Inc. commenced a cash tender offer to acquire all of the outstanding shares of common stock of M*Modal at a price of $14.00 per share, net to the seller in cash without interest thereon and less any applicable withholding taxes. The tender offer is being made pursuant to an offer to purchase and a related letter of transmittal, each dated July 17, 2012, and a merger agreement entered into on July 2, 2012 among M*Modal, Legend Acquisition Sub, Inc. and Legend Parent, Inc. Pursuant to the merger agreement, after completion of the tender offer and the satisfaction or waiver of all conditions, Legend Acquisition Sub, Inc. will merge with and into M*Modal and all outstanding shares of M*Modal’s common stock, other than shares held by Legend Parent, Inc. or Legend Acquisition Sub, Inc. or shares held by M*Modal’s stockholders who have validly demanded appraisal rights under Delaware law, will be cancelled and converted into the right to receive cash equal to the $14.00 offer price per share, net to the seller in cash without interest thereon and less any applicable withholding taxes. In certain cases, the parties have agreed to proceed with a one-step merger transaction if the tender offer is not completed.

The tender offer and withdrawal rights are scheduled to expire at 11:59 p.m., New York City time, on Monday, August 13, 2012, unless extended or earlier terminated in accordance with the merger agreement and applicable law. The completion of the tender offer remains subject to certain conditions as described in the tender offer statement on Schedule TO filed by affiliates of OEP with the Securities and Exchange Commission (the “SEC”) on July 17, 2012.

About M*Modal

M*Modal is a leading provider of clinical transcription services, clinical documentation workflow solutions, advanced cloud-based Speech UnderstandingTM technology, and advanced unstructured data analytics. Recognized as the largest clinical transcription service in the U.S. with a global network of medical editors, M*Modal also offers voice to text solutions to capture the complete patient story, codifies the doctor’s narrative to automatically populate EHRs and other key healthcare information systems, delivers computer-assisted coding to support ICD-9 and the transition to ICD-10, and provides highly advanced analytical tools for exploring the richness within the “unstructured” narrative for improvements in quality of care, greater physician satisfaction and lower operational costs.

About One Equity Partners

Founded in 2001, OEP currently manages a $10 billion portfolio of proprietary investments and commitments of JP Morgan Chase & Co. By working in partnership with owners and managers, OEP invests in transactions that promote strategic and operating change, creating long-term value. OEP invests globally and has offices in New York, Chicago, Frankfurt, Vienna, Hong Kong and São Paulo. Visit www.oneequitypartners.com for more information.

Forward-Looking Statements

Information provided and statements contained in this press release that are not purely historical, such as statements regarding expectations about the tender offer, the expected timing of the completion of the transaction and the ability to complete the transaction considering the various closing conditions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements only speak as of the date of this press release, and M*Modal assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, the possibility that the transaction does not close, the risk that business disruption relating to the transaction may be greater than anticipated, the failure to obtain any required financing on favorable terms and other specific risk factors discussed herein and in other releases and public filings made by M*Modal (including filings by M*Modal with the SEC). Although M*Modal believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, M*Modal also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.

Important Additional Information and Where to Find It

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of M*Modal or any other securities. The offer to purchase shares of M*Modal common stock has been made pursuant to a tender offer statement on Schedule TO, containing the offer to purchase, the letter of transmittal and related offer documents, filed by affiliates of OEP with the SEC on July 17, 2012. M*Modal filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the SEC on July 17, 2012. Investors and security holders are urged to read both the tender offer statement (including the offer to purchase, the letter of transmittal and related offer documents) and the solicitation/recommendation statement regarding the tender offer, as they may be amended from time to time, because they contain important information that should be read carefully before making any decision with respect to the tender offer. Investors and security holders may obtain a free copy of these statements, the merger agreement and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer. In addition, the tender offer statement and related documentation may be obtained for free by directing such requests to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, Toll-Free Telephone: (888) 505-6583 or email: MModal@georgeson.com and the solicitation/recommendation statement and related documents may be obtained for free by directing such requests to M*Modal at Investor Relations, 9009 Carothers Parkway, Suite C-2, Franklin, Tennessee, or ir@mmodal.com.

Contacts

Media Contact:

Randy A. Drawas

M*Modal

(267) 535-6732

Randy.Drawas@MModal.com

Investor Contact:

Tripp Sullivan

Corporate Communications, Inc.

(615) 324-7335

tripp.sullivan@cci-ir.com